Exhibit I

JOINT FILING STATEMENT
PURSUANT TO RULE 13D-1(K)(1)

The undersigned hereby consent and agree to the joint filing of Schedule 13G under the Securities Exchange Act of 1934, as amended, with respect to the Shares of Yatra Online, Inc. together with any or all amendments thereto, when and if required. The parties hereto further consent and agree to file this Joint Filing Statement pursuant to Rule 13d-1(k)(1)(iii) as an exhibit to Schedule 13G, thereby incorporating the same into such Schedule 13G.

This Joint Filing Statement may be terminated by any of the undersigned upon written notice or such lesser period of notice as the undersigned may mutually agree.

Dated: April 14, 2025

MARVAL GURU FUND

By:	Marval Capital Ltd., its manager

By:	/s/Benjamin Watsa
Benjamin Watsa, its CEO

MARVAL CAPITAL LTD.

By:	/s/Benjamin Watsa
Benjamin Watsa, its CEO

MARVAL LTD.

By:	/s/Benjamin Watsa
Benjamin Watsa, its CEO

BENJAMIN WATSA

By:	/s/Benjamin Watsa
Individually